Exhibit 99.1

ADDITIONAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following supplements the discussion of the material U.S. federal income tax considerations of an investment in our common shares that was presented in Exhibit 99.1 to our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on May 19, 2011 (the “May 19th Tax Form 8-K”), and incorporated by reference in and supplemented by the discussion included under the heading “Material Federal Income Tax Considerations” included in the final Prospectus dated January 11, 2012 that forms part of the Registration Statement on Form S-3 (No. 333-178792) as filed with the SEC on December 28, 2011 and declared effective by the SEC on January 11, 2012.

Information Reporting and Backup Withholding Tax Applicable to Shareholders—U.S. Shareholders—Legislation Relating to Foreign Accounts

Certain payments made after December 31, 2013 to “foreign financial institutions” in respect of accounts of U.S. shareholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. shareholders should consult their tax advisors regarding the effect, if any, of these withholding provisions on their ownership and disposition of their common shares. See “Information Reporting and Backup Withholding Tax Applicable to Shareholders—Non-U.S. Shareholders—Withholding on Payments to Certain Foreign Entities” below.

Information Reporting and Backup Withholding Tax Applicable to Shareholders—Non-U.S. Shareholders—Withholding on Payments to Certain Foreign Entities

The Foreign Account Tax Compliance Act (“FATCA”), which was enacted in 2010, imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligation requirements are satisfied.

On January 17, 2013, final regulations under FATCA were published. As a general matter, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our shares if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is excepted under FATCA.

Under delayed effective dates provided for in the regulations, the required withholding would not begin until January 1, 2014 with respect to dividends on our shares, and January 1, 2017 with respect to gross proceeds from a sale or other disposition of our shares.

If withholding is required under FATCA on a payment related to our shares, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

Other Tax Consequences—Legislative or Other Actions Affecting REITs

The American Taxpayer Relief Act of 2012 (“ATRA”) was enacted on January 3, 2013. As discussed in the May 19th Tax Form 8-K under the heading “U.S. Federal Income Tax Considerations—Other Tax Consequences—Sunset of Reduced Tax Rate Provisions,” certain provisions of U.S. federal income tax law relating to capital gain taxation (including the taxation of capital gain dividends) and the applicability of capital gain rates to dividends designated as “qualified dividend income” were scheduled to “sunset” and revert to provisions of prior law for taxable years beginning after December 31, 2012. ATRA has modified those rules. As a result, for taxable years beginning after 2012, for non-corporate taxpayers, both the maximum capital gain tax rate (for gain other than “unrecaptured section 1250 gain”) and the maximum rate applicable to qualified dividend income generally is 20%. In addition, for taxable years beginning after 2012, the backup withholding rate (which was scheduled to increase to 31%) is 28%. Under ATRA, for taxable years beginning after 2012, the highest marginal U.S. federal income tax rate for non-corporate taxpayers is 39.6% and the highest marginal U.S. federal income tax rate for corporate taxpayers continues to be 35%.